CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Liberty Money Market Fund (a series comprising Liberty Funds Trust II) in the Liberty Money Market Fund Class A, B and C Shares Prospectus and the Liberty Money Market Class Z Shares Prospectus and "Independent Auditors of the Fund" and "Financial Statements" in the Liberty Funds Trust II Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 60 to the Registration Statement (Form N-1A, No. 2-66976) of our report dated August 16, 2002 on the financial statements and financial highlights of Liberty Money Market Fund and SR&F Cash Reserves Portfolio (a series comprising SR&F Base Trust) included in the Liberty Money Market Fund Annual Report dated June 30, 2002.



                                                             ERNST & YOUNG LLP


Boston, Massachusetts
October 24, 2002